UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2008

MB FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	0-24566-01	36-4460265
(State or other jurisdiction of incorporation)	(Commission File Number	I.R.S. Employer Identification No.)

800 West Madison Street, Chicago, IL	60607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (888) 422-6562

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 5, 2008, as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program of the United States Department of the Treasury (“Treasury”), MB Financial, Inc. (the “Company”) entered into a Letter Agreement and Securities Purchase Agreement (collectively, the “Purchase Agreement”) with Treasury, pursuant to which the Company (i) sold to Treasury 196,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), having a liquidation preference amount of $1,000 per share, for a purchase price of $196.0 million in cash and (ii) issued to Treasury a ten-year warrant (the “Warrant”) to purchase 1,012,048 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at an exercise price of $29.05 per share. The Purchase Agreement is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

The Series A Preferred Stock will qualify as Tier 1 capital and will pay cumulative dividends on the liquidation preference amount on a quarterly basis at a rate of 5% per annum for the first five years, and 9% per annum thereafter.  Subject to the prior approval of the Board of Governors of the Federal Reserve System, the Series A Preferred Stock is redeemable at the option of the Company in whole or in part at a redemption price of 100% of the liquidation preference amount plus any accrued and unpaid dividends, provided that the Series A Preferred Stock may be redeemed prior to the first dividend payment date falling after the third anniversary of the issue date (December 5, 2011) only if (i) the Company has raised aggregate gross proceeds in one or more Qualified Equity Offerings of at least $49.0 million and (ii) the aggregate redemption price does not exceed the aggregate net proceeds from such Qualified Equity Offerings. A “Qualified Equity Offering” is defined as the sale for cash by the Company of preferred stock or common stock that qualifies as Tier 1 capital.  The restrictions on redemption and other terms of the Series A Preferred Stock are set forth in the articles supplementary to the Company’s charter (the “Articles Supplementary”) described in Item 5.03 below.

The exercise price of and number of shares of Common Stock underlying the Warrant are subject to customary anti-dilution adjustments.  Treasury may not transfer a portion or portions of the Warrant with respect to, and/or exercise the Warrant for more than one-half of, the 1,012,048 shares of Common Stock underlying the Warrant until the earlier of (i) the date on which the Company has received aggregate gross proceeds of at least $196.0 million from one or more Qualified Equity Offerings and (ii) December 31, 2009. If the Company completes one or more Qualified Equity Offerings on or prior to December 31, 2009 that result in the Company receiving aggregate gross proceeds of at least $196.0 million, then the number of the shares of Common Stock underlying the Warrant will be reduced to 50% of the original number of shares of Common Stock underlying the Warrant.  Treasury has agreed not to exercise voting power with respect to any shares of Common Stock issued to it upon exercise of the Warrant.  The Warrant is attached as Exhibit 4.1 hereto and is incorporated herein by reference.

The Series A Preferred Stock and the Warrant were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.  Upon the request of Treasury at any time, the Company has agreed to promptly enter into a deposit arrangement pursuant to which the Series A Preferred Stock may be deposited and depositary shares (“Depositary Shares”), representing fractional shares of Series A Preferred Stock, may be issued. The Company has agreed to register the Series A Preferred Stock, the Warrant, the shares of Common Stock underlying the Warrant and the Depositary Shares, if any, as soon as practicable after the issuance of the Series A Preferred Stock and the Warrant.  Except as noted in the immediately preceding paragraph regarding the Warrant, none of the Series A Preferred Stock, the Warrant and the shares of Common Stock underlying the Warrant will be subject to any contractual restrictions on transfer.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 is incorporated by reference into this Item 3.02.

Item 3.03 Material Modification to Rights of Security Holders.

Pursuant to the terms of the Purchase Agreement, the ability of the Company to declare or pay dividends or distributions on, or purchase, redeem or otherwise acquire for consideration, shares of its Junior Stock (as defined below) and Parity Stock (as defined below) will be subject to restrictions, including a restriction against increasing dividends from the last quarterly cash dividend per share ($0.18) declared on the Common Stock prior to October 14, 2008 without Treasury’s consent.  The redemption, purchase or other acquisition of trust preferred securities of the Company without Treasury’s consent also will be restricted.  These restrictions will terminate on the earlier of (a) the third anniversary of the date of issuance of the Series A Preferred Stock and (b) the date on which the Series A Preferred Stock has been redeemed in whole or Treasury has transferred all of the Series A Preferred Stock to third parties.  The restrictions described in this paragraph are set forth in the Purchase Agreement.

In addition, pursuant to the Articles Supplementary described in Item 5.03, the ability of the Company to declare or pay dividends or distributions on, or repurchase, redeem or otherwise acquire for consideration, shares of its Junior Stock and Parity Stock will be subject to restrictions in the event that the Company fails to declare and pay full dividends on the Series A Preferred Stock. These restrictions are set forth in the Articles Supplementary described in Item 5.03.

“Junior Stock” means the Common Stock and any other class or series of stock of the Company the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or rights on liquidation, dissolution or winding up of the Company. “Parity Stock” means any class or series of stock of the Company the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or rights on liquidation, dissolution or winding up of the Company.  The Company does not currently have any class of stock outstanding other than the Common Stock and the Series A Preferred Stock.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Purchase Agreement subjects the Company to certain of the executive compensation limitations included in the Emergency Economic Stabilization Act of 2008 (the “EESA”). As a result and as a condition to closing the transaction with Treasury, each of the Company’s named executive officers - Mitchell Feiger, Jill E. York, Rosemarie Bouman and Burton J. Field and each of the Company’s other executive officers (Thomas P. FitzGibbon, Jr., Larry Kallembach, Thomas D. Panos, Susan G. Peterson and Brian Wildman) (i) executed a waiver (the “Waiver”) voluntarily waiving any claim against  Treasury or the Company for any changes to such officer’s compensation or benefits that are required to comply with the regulation issued by Treasury under the TARP Capital Purchase Program and acknowledging that the regulation may require modification of the compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements (collectively, “Compensation Arrangements”) as they relate to the period the Treasury holds any securities of the Company acquired through the TARP Capital Purchase Program; and (ii) entered into an agreement with the Company effecting amendments to each of the Compensation Arrangements with respect to such officer as may be necessary, during the period that the Treasury owns any securities of the Company acquired pursuant to the TARP Capital Purchase Program, to comply with Section 111(b) of the EESA.

In addition, on December 5, 2008, the Company:  (i) amended and restated its employment agreement with Mr. Feiger to incorporate provisions relating to the EESA requirements and to provide for full vesting of certain retirement benefits thereunder in the event of a change in control of the Company; (ii) amended and restated its change in control severance agreements with each of the other executive officers to incorporate provisions required by tax code section 409A and the EESA requirements;  (iii) amended the outstanding stock option and restricted stock awards held by each of the executive officers to provide such awards will vest in full upon any change in control of the Company within the meaning of code section 409A and not, in the case of stock options, only upon certain transactions constituting such a change in control; and (iv) amended and restated the existing tax gross-up agreements with the executive officers applicable to excise taxes payable upon a change in control  to incorporate provisions required by tax code section 409A and the EESA requirements and to modify the operative provisions of the agreement to remove the Company’s obligation to pay a tax gross-up amount where the payments giving rise to the excise tax do not exceed by more than ten percent the amount at which the excise tax is triggered and in such instance to reduce the payments otherwise owed to the executive officer to an amount below the triggering amount.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 3, 2008, the Company filed Articles Supplementary to the Company’s charter with the Maryland Department of Assessments and Taxation (the “Maryland Department”) for the purpose of classifying and designating 196,000 shares of the Company’s authorized preferred stock as the Series A Preferred stock and fixing the preferences and other rights, limitations and other terms of the Series A Preferred Stock.  The Articles Supplementary are attached hereto as Exhibit 3.1 and are incorporated herein by reference.

Effective upon completion of the sale of the Series A Preferred Stock to Treasury on December 5, 2008, the Company’s Board of Directors approved an amendment to Section A of Article 5 of the Company’s charter, which increased the number of shares of Common Stock the Company is authorized to issue from 43,000,000 to 50,000,000.  The amendment became effective upon the filing of articles of amendment with the Maryland Department on December 8, 2008.  A copy of the articles of amendment is attached hereto as Exhibit 3.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)            Exhibits

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MB FINANCIAL, INC.

Date: December 8, 2008	By: /s/ Jill E. York
Jill E. York
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Articles Supplementary for the Series A Preferred Stock

3.2	Articles of Amendment to Charter

4.1	Warrant

10.1	Purchase Agreement between the Company and Treasury